Exhibit 99.1

       World Acceptance Corporation Reports Record Third Quarter Results

                Adds 23 Offices by Acquisition During the Quarter

    GREENVILLE, S.C., Jan. 20 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today reported higher revenue, net income and loans for its third fiscal quarter ended December 31, 2003. Additionally, it reported the purchase of 23 new offices located in Georgia.

    "Strong loan demand contributed to our record revenues and net income in the third fiscal quarter," stated Doug Jones, President and CEO. "Our third quarter is traditionally our busiest for loan demand and we added
$51.0 million in gross loans during the quarter. Of this amount, an acquisition completed in early December added $6.5 million to gross loans outstanding. Additionally, we added $7.6 million more in early January with the closing of two more acquisitions."

    Net income for the third quarter rose 37.3% to $4.6 million, or $0.23 per diluted share, compared to $3.4 million, or $0.19 per diluted share, for the same quarter of the prior year. Total revenues for the quarter increased 13.5% to $44.3 million from $39.0 million for the prior year quarter.

    Gross loans outstanding increased to a record $334.5 million at December 31, 2003, an 11.2% increase over the $300.8 million in balances outstanding at December 31, 2002, and a 25.4% increase since the beginning of the fiscal year. During the quarter, the Company loaned a record $270 million in 372,000 separate loan transactions.

    Several key return ratios remained very high during the quarter: return on average assets (annualized) amounted to 7.3% and the annualized return on average equity was 13.5%. Total general and administrative expenses as a percent of total revenues continued its year over year improvement to 56.6% during the most recent quarter compared with 57.5% in the same quarter last year.

    Net earnings continued to benefit from the low interest rate environment during the quarter, as interest expense decreased by 15.2% while average total debt outstanding decreased by 10.9% over the two quarterly periods. Provision for loan losses rose 8.5% to $11.1 million in the third quarter of fiscal 2004 compared with $10.2 million in the same quarter last year.

    Nine-Month Results

    For the first nine months of the fiscal year, net income was up 29.0% to $16.3 million, or $0.85 per diluted share, compared with $12.6 million, or $0.69 per diluted share, for the prior year nine-month period. Total revenues for the first nine months of fiscal 2004 were $126.2 million, a 14.8% increase over the $110.0 million during the corresponding period of the previous year.

    During the first nine months of the fiscal year, the Company opened or acquired 48 offices and closed two non-performing offices, leaving a total of 516 offices at December 31, 2003.

    About World Acceptance

    World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 516 offices in eleven states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

    Third Quarter Conference Call

    The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 2:00 P.M. Eastern time today. Interested parties may participate in this call by dialing 1-877-691-0879. A simulcast of the conference call is also available on the Internet at http://www.firstcallevents.com/service/ajwz396835455gf12.html . The call will be available for replay on the Internet for approximately 30 days.

    This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's most recent 10-K and 10-Q filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

                         World Acceptance Corporation

                     Consolidated Statements of Operations
            (unaudited and in thousands, except per share amounts)

                                  Three Months Ended  Nine Months Ended
                                       Dec. 31,            Dec. 31,
                                  ------------------  ------------------
                                    2003      2002      2003      2002
                                  --------  --------  --------  --------
    Interest & fees                $38,075   $33,442  $109,030   $95,779
    Insurance & other                6,210     5,593    17,195    14,220
                                  --------  --------  --------  --------
      Total revenues                44,285    39,035   126,225   109,999
    Expenses:
      Provision for loan losses     11,077    10,209    28,334    24,176
      General and administrative
       expenses
        Personnel                   14,699    13,364    44,560    40,075
        Occupancy & equipment        2,579     2,215     7,323     6,567
        Data processing                470       447     1,393     1,316
        Advertising                  3,420     2,850     5,874     4,865
        Intangible amortization        570       531     1,692     1,617
        Other                        3,336     3,045     8,836     8,403
                                  --------  --------  --------  --------
                                    25,074    22,452    69,678    62,843
      Interest expense                 997     1,176     2,916     3,377
                                  --------  --------  --------  --------
        Total expenses              37,148    33,837   100,928    90,396
                                  --------  --------  --------  --------
    Income before taxes              7,137     5,198    25,297    19,603
    Income taxes                     2,533     1,846     8,980     6,959
                                  --------  --------  --------  --------
    Net income                      $4,604    $3,352   $16,317   $12,644
                                  ========  ========  ========  ========
    Diluted earnings per share       $0.23     $0.19     $0.85    $0.69
                                  ========  ========  ========  ========
    Diluted weighted average
     shares outstanding             19,693    17,937    19,205    18,305
                                  ========  ========  ========  ========


                          Consolidated Balance Sheets
                         (unaudited and in thousands)

                                            Dec. 31,  Mar. 31,  Dec. 31,
                                              2003      2003      2002
                                            --------  --------  --------
    ASSETS
    Cash                                      $2,691    $4,022    $3,704
    Gross loans receivable                   334,485   266,753   300,751
      Less: Unearned interest & fees         (83,634)  (63,578)  (74,136)
      Allowance for loan losses              (19,902)  (15,098)  (17,817)
                                            --------  --------  --------
        Loans receivable, net                230,949   188,077   208,798
    Property and equipment, net                9,088     8,298     7,592
    Intangible assets                         13,906    14,599    15,097
    Other assets                              13,276    13,321    12,609
                                            --------  --------  --------
                                            $269,910  $228,317  $247,800
                                            ========  ========  ========

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Liabilities:
      Notes payable                          124,632   102,532   136,132
      Accounts payable and accrued
       expenses                                4,620     9,744     6,895
                                            --------  --------  --------
        Total liabilities                    129,252   112,276   143,027
    Shareholders' equity                     140,658   116,041   104,773
                                            --------  --------  --------
                                            $269,910  $228,317  $247,800
                                            ========  ========  ========


                       Selected Consolidated Statistics
                            (dollars in thousands)

                                  Three Months Ended  Nine Months Ended
                                       Dec. 31,            Dec. 31,
                                  ------------------  ------------------
                                    2003      2002      2003      2002
                                  --------  --------  --------  --------
    Expenses as a percent of total
     revenues:
      Provision for loan losses       25.0%     26.2%     22.4%     22.0%
      General and administrative
       expenses                       56.6%     57.5%     55.2%     57.1%
      Interest expense                 2.3%      3.0%      2.3%      3.1%

    Average gross loans
     receivable                   $301,080  $270,482  $285,953  $252,867

    Average loans receivable      $226,995  $203,828  $216,251  $191,320

    Loan volume                   $269,913  $232,902  $687,664  $600,755

    Net charge-offs as percent of
     average loans                    15.7%     15.3%     15.0%     14.5%

    Return on average assets           7.3%      5.8%      9.0%      7.7%

    Return on average equity          13.5%     12.9%     17.0%     16.9%

    Offices opened (closed) during
     the period, net                    30         9        46        29

    Offices open at end of period      516       470       516       470



SOURCE  World Acceptance Corporation
    -0-                             01/20/2004
    /CONTACT: Sandy McLean, Chief Financial Officer of World Acceptance Corporation, +1-864-298-9800/
    /Audio:  http://www.firstcallevents.com/service/ajwz396835455gf12.html/
    (WRLD)

CO:  World Acceptance Corporation
ST:  South Carolina
IN:  FIN
SU:  ERN CCA MAV